 Exhibit 16.1

RAICH ENDE MALTER & CO. LLP
330 Fifth Avenue, Suite 1300
New York, New York 10001

April 4, 2008

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Ladies and Gentlemen:

We have read the statements made by Westview Acquisition Corp. (“Westview”) in Item 4.01 of the accompanying current report on Form 8-K (commission file number 0-52497) dated February 4, 2008. We agree with the statements concerning our Firm in such Form 8-K; however, we are not in a position to agree or disagree with other statements of Westview contained therein.

Very truly yours,

/s/ Raich Ende Malter & Co. LLP

Raich Ende Malter & Co., LLP